AVID TECHNOLOGY, INC.
                          Metropolitan Technology Park
                                  One Park West
                               Tewksbury, MA 01876



                                October 19, 1998




OFIS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, VA  22312-2413


Ladies and Gentlemen:

   Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Avid Technology, Inc. is the Company's Form 8-K/A dated the 19th day of October, 1998.

   This filing is being effected by direct transmission to the Commission's EDGAR System.

                                Very truly yours,



                               /s/Frederic G. Hammond

                               Frederic G. Hammond
                                 General Counsel

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A



                        AMENDMENT NO. 1 TO CURRENT REPORT
                   PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): AUGUST 3, 1998



                              AVID TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)



              DELAWARE                     0-21174              04-2977748
    (State or Other Jurisdiction      (Commission File       (I.R.S. Employer
  of Incorporation or Organization)        Number)         Identification No.)





      METROPOLITAN TECHNOLOGY PARK, ONE PARK WEST
               TEWKSBURY, MASSACHUSETTS                           01876
       (Address of Principal Executive Offices)                 (Zip Code)


                                   978-640-6789
               (Registrant's telephone number, including area code)

The undersigned Registrant hereby amends Item 7, the Exhibits and the Exhibit Index to its Current Report on Form 8-K dated August 18, 1998 (Commission File No. 000-21174) (the "8-K") as set forth below.


I.    Item 7 of the 8-K is hereby amended in its entirety to read as follows.

      ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

      (a)   FINANCIAL STATEMENTS OF SOFTIMAGE INC.

            The following financial statements required by Item 7 with respect to the Registrant's acquisition of Softimage are filed as part of this report:

            Report of Independent Accountants .............................p. 4
            Combined Balance Sheets as of June 30, 1998 and 1997...........p. 5
            Combined Statements of Operations for the years
              ended June 30, 1998, 1997 and 1996...........................p. 6
            Combined Statements of Divisional Equity for the
              years ended June 30, 1998, 1997 and 1996.....................p. 7
            Combined Statements of Cash Flows for the years
              ended June 30, 1998, 1997 and 1996...........................p. 8
            Notes to Combined Financial Statements.........................p. 9

      (b)   PRO FORMA FINANCIAL INFORMATION

            The following pro forma financial information required by Item 7 with respect to the Registrant's acquisition of Softimage is filed as part of this report:

            Avid Technology, Inc. Unaudited Pro Forma Combined
                 Financial Statements ....................................p. 20
            Pro Forma Combined Balance Sheet as of June 30, 1998
                 (unaudited)..............................................p. 21
            Pro Forma Combined Statement of Operations for the six
                 months ended June 30, 1998 (unaudited)...................p. 22
            Pro Forma Combined Statement of Operations for the year
                 ended December 31, 1997 (unaudited)......................p. 23
            Notes to Pro Forma Combined Financial Statements (unaudited)..p. 24

       (c)  EXHIBITS

          2.1 Stock and Asset Purchase Agreement dated June 15, 1998 among Avid, Microsoft and Softimage, which is incorporated herein by reference to Exhibit 2.1 to the registrant's Quarterly Report on Form 10-Q under the Securities Exchange Act of 1934, for the fiscal quarter ended June 30, 1998, as filed with the Commission on August 12, 1998 (Commission File No. 0-21174). Exhibits not filed herewith will be provided to the Securities and Exchange Commission upon request by the Commission.

          23.1 Consent of PricewaterhouseCoopers LLP



II. The Exhibit Index and the Exhibits to the 8-K are amended in their entirety to read as set forth in the Exhibit Index and Exhibits following the financial statements and pro forma information filed herewith.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          AVID TECHNOLOGY, INC.





Date: OCTOBER 19, 1998                    By:  /S/ WILLIAM L. FLAHERTY
      ----------------                         ------------------------
                                                William L. Flaherty
                                                Senior Vice President of
                                                Finance, Chief Financial Officer
                                                and Treasurer
                                                (Principal Financial Officer)

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholder of Softimage Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of divisional equity and of cash flows present fairly, in all material respects, the financial position of Softimage Inc. and its related operations at June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note A to the combined financial statements, on August 3, 1998, Avid Technology, Inc. acquired from Microsoft Corporation the one outstanding share of Softimage Inc. common stock and certain assets relating to the business of Softimage Inc.


                                           /s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
October 9, 1998

SOFTIMAGE INC.
Combined Balance Sheets
(U.S. dollars, in thousands)

                                                            June 30,
                                                   -------------------------
                                                     1998          1997
                                                   -----------  ------------
                  ASSETS
Current assets:
     Cash                                               $7,116      $4,356
     Accounts receivable, net of allowances of $933
       and $1,172 in 1998 and 1997, respectively         7,499       9,968
     Inventories                                           307         565
     Prepaid expenses                                    1,024       1,266
     Other current assets                                  528         903
                                                        -------    -------
         Total current assets                           16,474      17,058

Property and equipment, net                              4,213       8,055
Other assets                                               -           470
                                                       --------    -------
         Total assets                                  $20,687     $25,583
                                                       ========    =======

    LIABILITIES AND DIVISIONAL EQUITY

Current liabilities:
     Accounts payable                                  $   843     $ 2,811
     Accrued expenses                                    2,159       2,112
     Accrued compensation and benefits                   1,448       1,322
     Accrued taxes                                       2,523       1,268
     Deferred revenue                                    6,599       4,506
                                                       --------    -------
         Total current liabilities                      13,572      12,019

Commitments and contingencies (Note E)

Divisional equity                                        7,115      13,564
                                                       --------    -------
         Total liabilities and divisional equity       $20,687     $25,583
                                                       ========    =======




The  accompanying   notes  are  in  integral  part  of  the  combined  financial statements.

SOFTIMAGE INC.
Combined Statements of Operations
(U.S. dollars, in thousands)

                                             For the Years Ended June 30,
                                         -----------------------------------
                                           1998         1997         1996
                                         ---------    ---------    ---------
Net revenue                                $36,860      $37,755      $29,969
Cost of revenue                              4,909        5,437        8,290
                                           --------     --------     -------
     Gross profit                           31,951       32,318       21,679

Operating expenses:
     Research and development               17,947       27,261       24,170
     Marketing and selling                  20,698       20,410       23,606
     General and administrative              5,080        4,605        4,359
                                           --------     --------     -------
       Total operating expenses             43,725       52,276       52,135
                                           --------     --------     -------

Loss from operations                       (11,774)     (19,958)     (30,456)

Other income (expense), net                    405       (1,029)        (877)
                                           --------     --------     -------
Loss before income taxes                   (11,369)     (20,987)     (31,333)

Provision for income taxes                   1,839        1,312          853
                                           --------     --------     -------
Net loss                                  $(13,208)    $(22,299)    $(32,186)
                                           ========     ========     =======



The  accompanying   notes  are  an  integral  part  of  the  combined  financial statements.

SOFTIMAGE INC.
Combined Statements of Divisional Equity
(U.S. dollars, in thousands)

                                              For the Years Ended June 30,
                                            --------------------------------
                                              1998         1997        1996
                                            --------     --------    --------
Balance, beginning of year                 $ 13,564     $ 20,063    $ 20,850
   Net loss                                 (13,208)     (22,299)    (32,186)
   Net transfers from Microsoft
     Corporation (Note H)                     6,118       14,992      30,182
   Foreign currency cumulative
     translation adjustment                     641          808       1,217
                                            --------     --------    -------
Balance, end of year                        $ 7,115      $13,564     $20,063
                                            ========     ========    =======


The  accompanying   notes  are  an  integral  part  of  the  combined  financial statements.

SOFTIMAGE INC.
Combined Statements of Cash Flows
(U.S. dollars, in thousands)

                                                              For the Years Ended June 30,
                                                          ------------------------------------
                                                           1998            1997           1996
                                                          -------        -------        ------
Cash flows from operating activities:
   Net loss                                                $(13,208)      $(22,299)      $(32,186)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
        Depreciation and amortization                         5,044          6,208          5,284
        Provision for bad debts                                 542            729            579
        Loss on disposal of property and equipment              421            597            495
        Changes in operating assets and liabilities:
           Accounts receivable                                1,590         (2,615)         3,809
           Inventories                                          247             (2)           788
           Prepaid expenses and other assets                  1,028            647           (741)
           Accounts payable                                  (1,945)           (64)        (2,852)
           Accrued expenses                                     350            745          2,015
           Accrued taxes                                      1,419          1,569            403
           Deferred revenue                                   2,474          1,003          1,016
                                                           --------       --------       --------
           Net cash used in operating activities             (2,038)       (13,482)       (21,390)

Cash flows from investing activities:
   Purchase of property and equipment                        (1,380)        (2,766)        (7,808)
   Proceeds from disposals of property and equipment             15             78             -
                                                           --------       --------       --------
           Net cash used in investing activities             (1,365)        (2,688)        (7,808)

Cash flows from financing activities:
   Net transfers from Microsoft Corporation                   6,118         14,992         30,182
                                                           --------       --------       --------
           Net cash provided from financing
              activities                                      6,118         14,992         30,182

Effects of exchange rate changes on cash                         45            548            408
                                                           --------       --------       --------
Net increase (decrease) in cash                               2,760           (630)         1,392
Cash at beginning of year                                     4,356          4,986          3,594
                                                           --------       --------       --------
Cash at end of year                                        $  7,116       $  4,356       $  4,986
                                                           ========       ========       ========


The  accompanying   notes  are  an  integral  part  of  the  combined  financial statements.

                            SOFTIMAGE INC.
                 NOTES TO COMBINED FINANCIAL STATEMENTS


A.  BASIS OF PRESENTATION AND NATURE OF BUSINESS

Softimage Inc. and its related operations ("Softimage" or the "Company") develops software for media-rich applications including video, film, interactive games and CD-ROM applications. Softimage is also a developer of three-dimensional animation, video production, two-dimensional cell animation and compositing software solutions. The Company markets its products on a worldwide basis, including countries in North America, Europe, Latin America and the Asia Pacific region. The Company maintains operations in Canada, Japan, the United States, the United Kingdom, Singapore, France, Germany, Brazil, Argentina and Italy.

For all periods presented in these combined financial statements, Softimage was a Canadian, wholly owned subsidiary of Microsoft Corporation ("Microsoft"). On August 3, 1998, Avid Technology, Inc. ("Avid") acquired from Microsoft the one outstanding share of Softimage Inc. common stock and certain Microsoft assets relating to the business of Softimage, as contemplated in the Stock and Asset Purchase Agreement dated June 15, 1998 among Avid, Microsoft and Softimage Inc. (the "Acquisition").

These  combined  financial  statements  have  been  prepared  using  Microsoft's historical basis in the assets and liabilities and historical results of operations related to the Softimage product lines. These financial statements generally reflect the financial position, results of operations and cash flows of Softimage as if it were a separate entity for all periods presented. The financial statements include allocations of certain Microsoft expenses, including legal, tax, employee benefits, insurance services, shared facility costs and other Microsoft corporate overhead. Management believes that these allocations are reasonable. However, the financial information included herein may not necessarily reflect the financial position, results of operations and cash flows of Softimage in the future, or what they would have been had Softimage been a separate entity during the periods presented.

For all periods presented, the Company's capital structure consisted of one share of common stock and certain numbers of non-voting Exchangeable Shares, which provided rights equivalent to owning common stock of Microsoft and could be exchanged for Microsoft common shares at the option of the holder at any time before May 2005. The Exchangeable Shares did not have rights to the liquidation of assets of Softimage, or rights to dividends, other distributions or tax allocations of Softimage. Immediately prior to the Acquisition, the Company's capital structure was reorganized, resulting in the removal of all outstanding Exchangeable Shares from the Company and their placement into a new company owned entirely by Microsoft. These combined financial statements have been presented to give retroactive application to the removal of the Exchangeable Shares from the Company's capital as of the earliest period presented.

These combined financial statements include the accounts and operations of all Softimage operating units. Intercompany balances and transactions with other Softimage operating units have been eliminated. Transactions with Microsoft are included in the divisional equity account (see Note H). These combined financial statements and the financial statement footnote data are stated in U.S. dollars. The Company's fiscal year ends on the Friday closest to June 30 in each year. Fiscal years 1998, 1997 and 1996 ended on July 3, 1998, June 27, 1997 and June 28, 1996, respectively.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES BY MANAGEMENT

The Company's preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. The most significant estimates included in these financial statements include accounts receivable and sales allowances, inventory valuation, income tax valuation allowances and the allocation of corporate expenses from Microsoft. Actual results may differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its cash investments with financial institutions with high credit standing. Softimage provides credit, in the normal course of business, to various types and sizes of customers located throughout the world. Three customers in the Asia Pacific region accounted for 24% and 38% of the accounts receivable balance as of June 30, 1998 and 1997, respectively. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

INVENTORIES

Inventories, principally finished goods, are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

The Company outsources manufacturing of its products to one vendor. Although this creates a concentration in sources of production and supply, management believes that other manufacturers could provide similar manufacturing capabilities on comparable terms. A change in manufacturer, however, could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

      Computer equipment            2 years
      Software                      3 years
      Office equipment              5 years
      Furniture and fixtures        5 years
      Leasehold improvements        Shorter of lease term or 7 years

Expenditures for maintenance and repairs are expensed as incurred. Upon retirement or other disposition of assets, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in the determination of net income or loss.

DIVISIONAL EQUITY

Divisional equity includes net cash transfers from Microsoft, third party liabilities paid on behalf of the Company by Microsoft, net amounts due to Microsoft for services and other charges, and historical loans and advances from Microsoft as well as current period loss and foreign currency translation adjustments.

FOREIGN CURRENCY TRANSLATION

The majority of revenues of Softimage are denominated in U.S. dollars. The functional currency of each Softimage operation is the currency of its country. Assets and liabilities of operations outside the U.S., including Canada, are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Income and expenses are translated into U.S. dollars using the average exchange rates during the periods. The resultant translation gains or losses are reflected as a separate component of divisional equity. Foreign currency transaction gains and losses are included in the determination of net income or loss.

REVENUE RECOGNITION

Revenue is recognized upon product shipment, provided that no significant vendor obligations remain outstanding and the resulting receivable is deemed collectible by management. Maintenance revenue is recognized ratably over the term of the maintenance agreement. Included in accounts receivable allowances are sales allowances provided for expected returns and credits and an allowance for bad debts.

RESEARCH AND DEVELOPMENT COSTS

Costs incurred in the research and development of the Company's products through the establishment of technological feasibility are expensed as incurred. Development costs incurred thereafter and until the products are first available for release have not been material.

For all periods presented, the Company had an agreement with Microsoft whereby Microsoft provided funding for all research and development efforts in return for the rights to all intellectual property developed by the Company. Funding from Microsoft is included in the net transfers from Microsoft in divisional equity.

INCOME TAXES

Historically, the foreign operations represented by Softimage have generally been included in the consolidated non-Canadian federal income tax returns filed by Microsoft. For purposes of these combined financial statements, income tax expense has been calculated on a separate-return basis. Income taxes paid on behalf of Softimage are included in divisional equity.

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation reserve against deferred tax assets is recorded if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ALLOCATED COSTS

Microsoft has historically provided certain centralized services to Softimage. Expenses related to these services have been allocated based on a variety of methods depending on the nature of the expense. Such allocation methods include headcount, relative occupancy percentage and management estimates. These amounts approximate management's estimates of Microsoft's corporate costs to support the Softimage-related operations. An allocation of corporate selling and marketing expenses and corporate administrative functions (including data services, employee benefits, legal, insurance and other corporate overhead) has been included in the cost of revenue, research and development, selling and marketing, and general and administrative operating expenses in the combined statements of operations. Amounts due to Microsoft for these expenses are included in divisional equity (see Note H).

RECENT ACCOUNTING PRONOUNCEMENTS

In October 1997, Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), was issued which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company will adopt the guidelines of SOP 97-2 as of July 1, 1998, and its adoption is not expected to have a material impact on the Company's financial results or condition.


In March 1998, Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), was issued which provides guidance on applying generally accepted accounting principles in addressing whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for transactions entered into in fiscal years beginning after December 15, 1997, however earlier adoption is encouraged. The Company will adopt the guidelines of SOP 98-1 as of July 1, 1998, and its adoption is not expected to have a material impact on the Company's financial results or condition.


C.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

                                                           JUNE 30,
                                                       ------------------
                                                        1998       1997
                                                       ------     -------
        Computer equipment and software                $14,752    $14,242
        Office equipment, furniture and fixtures         1,306      2,065
        Leasehold improvements                           5,905      6,185
                                                       --------   -------
                                                        21,963     22,492
        Accumulated depreciation and amortization      (17,750)   (14,437)
                                                       --------   -------
                                                       $ 4,213    $ 8,055
                                                       ========   =======


D.  INCOME TAXES

Provisions for income taxes for the years ended June 30, 1998, 1997 and 1996 were $1,839,000, $1,312,000 and $853,000, respectively. The expense in each period was due entirely to foreign withholding taxes and foreign income taxes for which future tax credit utilization or other benefit in Canada is uncertain. There was no tax benefit recorded for losses generated in Canada during these periods due to the uncertainty of realizing associated benefits.

The components of income (loss) from domestic (Canada) and foreign operations before provision for income taxes in fiscal years 1998, 1997 and 1996 were as follows (in thousands):



                           1998         1997        1996
                          ------       ------      ------
             Domestic    $(12,144)    $(20,334)   $(30,962)
             Foreign          370          376         506
                         ---------    ---------   ---------
                         $(11,774)    $(19,958)   $(30,456)
                         =========    =========   =========


At June 30, 1998, the Company has accumulated capital losses of approximately $439,000 for Canadian federal purposes and $544,000 for provincial (Quebec) purposes, which may be carried forward indefinitely to reduce future taxable capital gains. Additionally as of that date, the Company has non-refundable tax credits of approximately $5,946,000, which may be carried forward to various dates between 2006 and 2008 to reduce future federal income taxes payable. The Company also has unclaimed research and development expenses of approximately $25,600,000 for Canadian federal purposes and $10,166,000 for provincial (Quebec) purposes, which may be carried forward indefinitely to reduce future taxable income. The carryforwards and tax credits are subject to review and possible adjustment by taxation authorities. Management has recorded a full valuation allowance against these deferred tax assets due to the uncertainty of their ultimate realization.

Accrued  taxes  of  $2,523,000  and  $1,268,000  at  June  30,  1998  and  1997,
respectively,   were  primarily  related  to  cash  receipts  for  research  and development claims not yet recognized in the statements of operations.


In connection with the Acquisition, Microsoft has indemnified Avid for any taxes assessed against the Company as a result of the Company's activities or transactions involving the Company through the date of the Acquisition. As a result of the Acquisition, Avid will be entitled to utilize the tax credits and carryforwards of the Company, to the extent not adjusted by taxation authorities and subject to applicable regulations.

E.  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

Softimage leases certain equipment and office space under noncancelable leases which expire at various dates through January 2003. Future minimum lease payments under noncancelable operating leases at June 30, 1998 were as follows (in thousands):

                       1999        $1,462
                       2000         1,327
                       2001         1,242
                       2002         1,089
                       2003           610
                                 --------
 Total minimum lease payments      $5,730
                                 ========

The Company has subleased a facility to a third party through January 2002. As of June 30, 1998, total future payments to be received by the Company under this noncancelable sublease were approximately $250,000.

Total  rent  expense  charged  to  operations  was   approximately   $1,896,000,
$1,959,000 and $2,261,000 for fiscal years 1998, 1997 and 1996, respectively.

LITIGATION

The Company receives inquiries from time to time with regard to possible patent infringement claims. These inquiries are generally referred to counsel and are in various stages of discussion. If any infringement is determined to exist, the Company may seek licenses or settlements. In addition, from time to time as a normal incidence of the nature of the Company's business, various claims, charges and litigation have been asserted or commenced against the Company arising from or related to contractual or employee relations or product performance. Management does not believe these claims will have a material adverse effect on the financial position or the results of operations of the Company.

In connection with the Acquisition, Microsoft has indemnified Avid for any claim or legal proceeding asserted or related to any fact existing prior to the date of the Acquisition.


F.  EMPLOYEE STOCK OPTION AND SAVINGS PLANS

EMPLOYEE STOCK PURCHASE PLAN

Certain Softimage employees participated in Microsoft's employee stock purchase plan. Under Microsoft's plan, shares of Microsoft's common stock could be purchased at six-month intervals at 85% of the lower of the fair market value of Microsoft's common stock on the first or the last day of each six-month period. Employees were eligible to purchase shares having a value not exceeding 10% of their gross compensation during an offering period. No compensation expense related to this plan has been recognized in the statements of operations.

SAVINGS PLAN

The Company's U.S. employees were eligible to participate in Microsoft's savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees could defer up to 15% of pretax salary, but no more than statutory limits. Microsoft contributed fifty cents for each dollar that a participant contributed, up to a maximum of 3% of a participant's earnings.

The Company's Canadian employees were eligible to participate in the Company's Canadian stock savings plan. Participating employees could defer up to 12% of pretax salary; the Company contributed fifty cents for each dollar that a participant contributed, up to a maximum of 6% of a participant's earnings.

STOCK OPTION PLANS

Microsoft has stock option plans for directors, officers and all employees that provide for nonqualified and incentive stock option grants. The option exercise price is the fair market value at the date of grant. Options granted prior to 1995 generally vest over four and one-half years and expire ten years from the date of grant. Options granted during and after 1995 generally vest over four and one-half years and expire seven years from the date of grant, while certain options vest over seven and one-half years and expire after ten years.

Information with respect to options issued to the Softimage employees, directors and officers under Microsoft's stock option plans is as follows:

                                                      WEIGHTED-AVERAGE
                                         SHARES        PRICE PER SHARE
                                        --------      ----------------
Options outstanding at June 30, 1995    2,308,846         $11.10

        Granted                         1,254,848         $22.57
        Exercised                         (94,760)        $ 9.64
        Canceled                         (276,698)        $15.57
                                        ---------
Options outstanding at June 30, 1996    3,192,236         $15.27

        Granted                         1,251,249         $29.43
        Exercised                        (171,766)        $12.19
        Canceled                         (238,196)        $19.79
                                        ---------
Options outstanding at June 30, 1997    4,033,523         $19.53

        Granted                           617,736         $63.69
        Exercised                        (741,670)        $13.11
        Canceled                         (345,935)        $27.36
                                        ---------
Options outstanding at June 30, 1998    3,563,654         $27.76
                                        =========

Information with respect to options exercisable which are held by the Company's employees is as follows:
                                                      WEIGHTED-AVERAGE
                                             SHARES    PRICE PER SHARE
                                            --------  ----------------
   Options exercisable at June 30, 1996      533,873        $8.29
   Options exercisable at June 30, 1997      823,336       $11.39
   Options exercisable at June 30, 1998    1,231,567       $16.36

The following table summarizes information about stock options outstanding as of June 30, 1998:



                              OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                       ----------------------------------  ---------------------
                                    WEIGHTED-
                                    AVERAGE
                                   REMAINING    WEIGHTED-              WEIGHTED-
                                   CONTRACTUAL   AVERAGE                AVERAGE
 RANGE OF EXERCISE      NUMBER      LIFE (IN     EXERCISE   NUMBER     EXERCISE
      PRICES         OUTSTANDING     YEARS)       PRICE    EXERCISABLE  PRICE
 -----------------   -----------   -----------  ---------  ----------- ---------
  $ 5.15 - $20.00      1,088,065       5.75      $11.27       746,353    $10.36
  $20.01 - $30.00      1,756,418       4.59      $25.02       466,612    $24.22
  $30.01 - $60.00        144,005       5.49      $41.28        18,302    $39.38
  $60.01 - $86.38        575,166       6.09      $63.80           300    $62.41
                       ---------                            ---------
   $5.15 - $86.38      3,563,654       5.22      $27.76     1,231,567    $16.36
                       =========                            =========


The Company accounts for stock-based compensation granted to employees and directors using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees," and related interpretations. Accordingly, compensation cost for stock options granted to employees and directors is measured as the excess, if any, of the fair value of Microsoft's common stock at the date of the grant over the amount that must be paid to acquire the stock. No compensation expense related to this plan has been recognized in the statements of operations. Had compensation cost for Softimage's portion of Microsoft's stock-based compensation plans been determined based on the fair value at the grant dates for the awards under the Microsoft stock option plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net losses would have been approximately $20,671,000, $26,532,000 and $33,822,000 for fiscal years 1998,
1997 and 1996, respectively.

The weighted-average Black-Scholes fair value of options granted to Softimage employees under Microsoft's stock option plans during 1998, 1997 and 1996 was $25.03, $11.45 and $8.56, respectively. Value was estimated using the expected option life of five years, no dividends, volatility of 32% for fiscal year 1998 and 30% for fiscal years 1997 and 1996, and risk-free interest rates of 5.7%, 6.5% and 6.0% in fiscal years 1998, 1997 and 1996, respectively.

The effects of applying SFAS 123 for the purposes of pro forma disclosures may not be indicative of the effects on reported net income or loss for future years, as the pro forma disclosures include the effects of only those awards granted after July 1, 1995.

G.  MAJOR CUSTOMERS AND GEOGRAPHIC INFORMATION

In fiscal years 1998, 1997 and 1996, one customer, two customers and one customer, respectively, accounted for 27%, 36% and 23% of total revenues.

Softimage markets its products worldwide. Revenues are grouped into three main geographic segments: North America, Asia Pacific and Latin America, and Europe. Financial data by geographic area for the fiscal years 1998, 1997 and 1996 is as follows (in thousands):


                                          1998      1997       1996
                                          -----     ------     ------
    Net revenue:
       North America                     $9,754     $10,288    $8,471
       Asia Pacific and Latin America    17,931      18,111    11,280
       Europe                             9,175       9,356    10,218
                                         -------    -------    ------
          Total net revenues            $36,860     $37,755   $29,969
                                         =======    =======    ======

    Operating income (loss):
       North America                   $(12,144)   $(20,334) $(30,962)
       Asia Pacific and Latin America       122         119       173
       Europe                               248         257       333
                                        -------     -------    ------
          Total operating loss         $(11,774)   $(19,958) $(30,456)
                                        =======     =======    ======
    Identifiable assets:
       North America                   $ 19,724    $ 22,433  $ 23,241
       Asia Pacific and Latin America        53          75        62
       Europe                               910       3,075     5,868
                                        -------     -------    ------
          Total identifiable assets    $ 20,687    $ 25,583  $ 29,171
                                        =======     =======    ======

H.  RELATIONSHIP WITH MICROSOFT CORPORATION

An allocation of corporate administrative functions, including legal, employee benefits and other corporate overhead, has been included in the research and development, selling and marketing, and general and administrative operating expenses and in the cost of revenue in the accompanying combined statements of operations and is presented in the following table. These allocations were based on headcount, relative occupancy percentage or management's estimates.

The amounts allocated to Softimage in fiscal years 1998, 1997 and 1996 are as follows (in thousands):

                                      1998      1997     1996
                                      ----      ----     ----
       Cost of revenue                $ 258     $  -     $  -
       Research and development          97      278      400
       Selling and marketing          1,143      932      600
       General and administrative       489      454      450


Net transfers from Microsoft, presented in divisional equity, include advances and loans from Microsoft, net cash transfers from Microsoft, third party liabilities paid on behalf of Softimage by Microsoft, amounts due to Microsoft for services and other charges, and income taxes paid on behalf of Softimage by Microsoft. No interest has been charged on these transactions. The weighted-average balance due to Microsoft was approximately $9,947,000, $9,859,000 and $3,652,000 for fiscal years 1998, 1997 and 1996, respectively.
The activity in the net transfers from Microsoft account for fiscal years 1998, 1997 and 1996, included in divisional equity, is summarized below (in thousands):

                                               1998       1997        1996
                                               -----      -----       -----
      Microsoft services and other charges     $1,987     $1,664      $1,450
      Foreign income taxes                        169        174         215
      Loans and advances payable, net           1,089      7,031      15,018
      Cash transfers from Microsoft, net        2,873      6,123      13,499
                                               ------     ------      ------
         Net transfers from Microsoft          $6,118    $14,992     $30,182
                                               ======    =======      ======




Under various agreements with Microsoft since June 1994, the Company (i) was reimbursed for its research and development expenses at a rate of cost plus 10%;
(ii) paid a royalty to Microsoft on certain of the Company's sales, based upon the content of Microsoft's intellectual property incorporated in the related Softimage products, up to a maximum of 25% of gross revenues, and (iii) reimbursed Microsoft for its actual personnel and marketing costs that supported worldwide sales of the Company's products, plus five percent. Only actual costs of Softimage's selling and marketing and research and development activities, incurred either by Softimage or Microsoft, have been included in the accompanying combined statements of operations. All profits and royalties from transactions with Microsoft, as described above, have been eliminated.

                              AVID TECHNOLOGY, INC.
                     UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      On August 3, 1998, Avid Technology, Inc. ("Avid") acquired from Microsoft Corporation ("Microsoft") the one outstanding share of common stock of Softimage Inc. ("Softimage") and certain assets relating to the business of Softimage, upon the closing of the transactions contemplated in the Stock and Asset Purchase Agreement dated June 15, 1998 among Avid, Microsoft and Softimage (the "Acquisition"). In connection with the Acquisition, Avid paid $79 million in cash to Microsoft and issued to Microsoft (i) a subordinated note (the "Note") in the amount of $5 million, (ii) 2,394,813 shares of Avid's common stock, and
(iii) a ten-year warrant to purchase 1,155,235 shares of Avid's common stock at an exercise price of $47.65 per share. In addition, Avid agreed to issue to Softimage employees 40,706 shares of Avid common stock as well as stock options, with a nominal exercise price, to purchase up to 1,820,817 shares of Avid's common stock ("Avid Options") to replace unvested Microsoft options that were forfeited in the transaction. The principal amount of the Note will be increased by $39.71 for each share underlying forfeited Avid Options. Total consideration for the acquisition was valued at $247.9 million. The Acquisition was recorded using the purchase method of accounting.

      The accompanying unaudited pro forma combined financial statements are presented as if Avid and Softimage had been operating as a combined entity. The unaudited pro forma combined balance sheet as of June 30, 1998 presents the financial position of Avid assuming the Acquisition had occurred on June 30, 1998. All material adjustments to reflect the Acquisition are set forth in the column "Pro Forma Adjustments." The unaudited pro forma combined statements of operations for the six months ended June 30, 1998 and the year ended December 31, 1997 present the results of operations of Avid assuming the Acquisition had occurred on January 1, 1997 and include all material pro forma adjustments necessary for this purpose.

      The pro forma data is for informational purposes only and may not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had Avid and Softimage been operating as a combined entity for the specified periods. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Avid, including the notes thereto.


                              AVID TECHNOLOGY, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                  June 30, 1998
                                 (In thousands)
                                   (UNAUDITED)

                                            AVID
                                         TECHNOLOGY    SOFTIMAGE      PRO FORMA         PRO FORMA
                                             INC.        INC.(a)      ADJUSTMENTS        COMBINED
                                          ----------   ----------     -----------       ----------
ASSETS
Current assets:
  Cash and cash equivalents                 $114,725      $7,116        $(85,531)(b)(d)   $36,310
  Marketable securities                       95,144         -              -              95,144
  Accounts receivable, net                    65,657       7,499            (865)(d)       72,291
  Inventories                                  9,980         307             (22)(d)       10,265
  Deferred tax assets                         16,951         -              -              16,951
  Prepaid expenses                             5,576       1,024            (123)(d)        6,477
  Other current assets                         3,759         528             (54)(d)        4,233
                                           ----------    -------       ----------       --------
   Total current assets                      311,792      16,474         (86,595)         241,671

 Property and equipment,net                   35,225       4,213            (708)(d)       38,730
 Long-term deferred tax
     assets                                   14,820         -            35,945(c)        50,765
 Other assets                                  2,942         -            56,588(c)        59,530
                                           ---------    ---------      ----------       --------
   Total assets                            $ 364,779     $20,687          $5,230         $390,696
                                           =========    =========      ==========       ========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                         $  20,785     $   843          $  384(d)      $ 22,012
  Current portion of
    long-term debt                               631         -               -                631
  Accrued compensation
    and benefits                              18,312       1,448            (466)(d)       19,294
  Accrued expenses                            28,186       2,159           4,561(b)(d)     34,906
  Income taxes payable                        17,472       2,523          (2,523)(d)       17,472
  Deferred revenues                           21,293       6,599          (5,099)(d)       22,793
                                           ---------    ---------      ----------       --------
    Total current liabilities                106,679      13,572          (3,143)         117,108

 Long-term debt,
   less current portion                           87         -             5,000(b)         5,087
 Purchase consideration                           -          -            68,177(b)        68,177

Stockholders' equity:
  Common stock                                   240         -                24(b)           264
  Additional paid-in
    capital                                  252,386         -            91,659(b)       344,045
  Retained earnings
   (accumulated deficit)                      36,758       7,115        (156,487)(c)(e)  (112,614)
  Treasury stock                             (24,245)        -              -             (24,245)
  Deferred compensation                       (4,939)        -              -              (4,939)
  Cumulative translation
    adjustment                                (2,207)        -              -              (2,207)
  Net unrealized gains
    on marketable securities                      20         -              -                  20
                                            ---------    ---------      ----------      ---------
    Total stockholders'
     equity                                  258,013       7,115         (64,804)         200,324
                                            ---------    ---------      ----------      ---------
    Total liabilities and
     stockholders' equity                   $364,779     $20,687          $5,230         $390,696
                                            =========    =========      ==========      =========

                              AVID TECHNOLOGY, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                  AVID
                               TECHNOLOGY   SOFTIMAGE    PRO FORMA     PRO FORMA
                                  INC.       INC.(a)    ADJUSTMENTS    COMBINED
                               ----------  ----------   -----------   ----------
Net revenues                     $221,594     $21,094      $ -         $242,688
Cost of revenues                   90,064       1,256       981(f)       92,301
                                 --------     -------    --------      --------
  Gross profit                    131,530      19,838      (981)        150,387

Operating expenses:
  Research and development         40,928       9,361       528(f)       50,817
  Marketing and selling            58,278      11,569      (197)(f)      69,650
  General and administrative       13,029       2,859    (1,312)(f)      14,576
  Amortization of acquired
    intangible assets                 -           -      13,010(g)       13,010
                                 --------     -------    --------      --------
    Total operating expenses      112,235      23,789    12,029         148,053
                                 --------     -------    --------      --------

Operating income                   19,295      (3,951)  (13,010)          2,334
Interest and other income, net      5,249         200        -            5,449
                                 --------     -------    --------      --------
Income (loss) before income
  taxes                            24,544      (3,751)  (13,010)          7,783

Provision for (benefit from)
  taxes                             7,608         868    (6,063)(h)       2,413
                                --------      -------    --------      --------
Net income (loss)                 $16,936     $(4,619)  $(6,947)         $5,370
                                 ========     =======    ========      ========
Net income (loss) per common
  shares - basic                   $ 0.74                                $ 0.21
                                 ========                              ========
Net income (loss) per common
  share - diluted                  $ 0.69                                $ 0.19
                                 ========                              ========
Weighted average common shares
  outstanding - basic              22,993                 2,435(i)       25,428
                                 ========                ========      ========

Weighted average common shares
  outstanding - diluted            24,687                 4,256(i)       28,943
                                 ========                ========      ========



The accompanying notes are an integral part of the pro forma combined financial statements.


                              AVID TECHNOLOGY, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                  AVID
                               TECHNOLOGY   SOFTIMAGE    PRO FORMA     PRO FORMA
                                  INC.       INC.(a)    ADJUSTMENTS    COMBINED
                               ----------  ----------   -----------   ----------
Net revenues                     $471,338     $36,815      $ -         $508,153
Cost of revenues                  221,553       2,504       1,656(f)    225,713
                                 --------     --------     --------   ---------
  Gross profit                    249,785      34,311      (1,656)      282,440

Operating expenses:
  Research and development         73,470      25,236        (189)(f)    98,517
  Marketing and selling           120,394      23,056        (548)(f)   142,902
  General and administrative       25,808       4,205        (919)(f)    29,094
  Amortization of acquired
    intangible assets                 -           -        26,020 (g)    26,020
                                 --------     --------    --------    ---------
    Total operating expenses      219,672      52,497      24,364       296,533
                                 --------     --------    --------    ---------
Operating income (loss)            30,113     (18,186)    (26,020)      (14,093)
Interest and other income
 (expense), net                     8,125        (312)         -          7,813
                                 --------     --------    --------    ---------
Income (loss) before
 income taxes                      38,238     (18,498)    (26,020)       (6,280)

Provision for (benefit from)
  taxes                            11,854       1,507     (15,308)(h)    (1,947)
                                 --------     --------    --------    ---------
Net income (loss)                $ 26,384    $(20,005)   $(10,712)      $(4,333)
                                 ========     ========    ========    =========

Net income (loss) per common
  shares - basic                   $ 1.14                               $ (0.17)
                                 ========                              ========
Net income (loss) per common
  share - diluted                  $ 1.08                               $ (0.17)
                                 ========                              ========

Weighted average common shares
  outstanding - basic              23,065                   2,435 (i)    25,500
                                 ========                  =======      =======
Weighted average common shares
  outstanding - diluted            24,325                   1,175 (i)    25,500
                                 ========                  =======      =======


The accompanying notes are an integral part of the pro forma combined financial statements.

                              AVID TECHNOLOGY, INC.
                      NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)


a) To give effect to the acquisition of Softimage Inc. as if it had occurred on June 30, 1998 for the pro forma balance sheet presentation and on January 1, 1997 for the pro forma statements of operations presentations.

b) To give effect to the total consideration of $247.9 million paid in the acquisition of Softimage.

     In connection with the Acquisition, Avid paid $79.0 million in cash to Microsoft and issued to Microsoft (i) a subordinated note (the "Note") in the amount of $5 million, due June 2003, (ii) 2,394,813 shares of common stock, valued at $64.0 million, and (iii) a ten-year warrant to purchase 1,155,235 shares of common stock at an exercise price of $47.65 per share, valued at $26.2 million. In addition, Avid agreed to issue to Softimage employees 40,706 shares of common stock, valued at $1.5 million, as well as stock options with a nominal exercise price to purchase up to 1,820,817 shares of common stock, valued at $68.2 million ("Avid Options"). Avid also incurred fees of $4.0 million in connection with the transaction. Per terms of the agreements, shares of Avid common stock issued to Microsoft and underlying the warrant may not be traded until August 3, 2001, and the principal amount of the Note will be increased by $39.71 for each share underlying forfeited Avid Options. The value of Avid Options will be recorded as Purchase Consideration until the underlying options either become vested or are forfeited by employees, at which time either additional paid-in capital or the Note, respectively, will be increased and Purchase Consideration will be reduced.

     The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of the operations of Softimage and the fair market value of the acquired assets and assumed liabilities have been included in the financial statements of Avid as of the acquisition date. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

            Current assets, net                $   2,448
            Property and equipment                 3,505
            Completed technologies                44,772
            In-process research and development  193,741
            Work force                             7,644
            Tradename                              4,172
            Deferred tax liability                (8,422)
                                              ----------
                                                $247,860
                                              ==========

     The amounts allocated to tangible and intangible assets, including acquired in-process research and development, were based on results of an independent appraisal. Acquired in-process research and development represented development projects in areas that had not reached technological feasibility and had no alternative future use. Accordingly, the amount of $193.7 million was charged to operations at the date of the acquisition, net of the related tax benefit of $44.4 million. The amounts allocated to completed technologies, work force, and tradename are being amortized on a straight-line basis over expected useful lives two and three years, three years, and two years, respectively.

     The value of completed technologies and in-process research and development were determined using a risk-adjusted, discounted cash flow approach. The value of in-process research and development, specifically, was determined by estimating the costs to develop the in-process projects into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present values. This evaluation considered the inherent difficulties and uncertainties in completing the development projects and the risks related to the viability of and potential changes in future target markets.

     In-process research and development projects identified at the acquisition date include next-generation 3-dimensional modeling, animation and rendering software; new graphic, film and media management capabilities for effects-intensive, on-line finishing applications for editing; and new editing technology architectures to support collaborative work groups. The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relate to (i) completion of the animation and real-time playback architecture, completion and integration of architectural software components, validation of the resulting architecture, and finalization of the feature set; (ii) the rewriting of software code of the compositing engine to accommodate significant new features, the rewriting of software code of the titling component, and the rebuilding of the framework architecture; and (iii) the design of a new architecture to support simultaneous and synchronized access to projects and media data. The estimated costs to be incurred to complete the development of the in-process research and development projects total approximately $23 million through the first half of 2000.

     If these projects are not successfully developed, the sales and profit-ability of Avid may be adversely affected in future periods. Avid expects to begin to benefit from the purchased in-process research and development from the first half of 1999 through the first half of 2000.

     No assets related to tax credits and carryforwards of Softimage Inc. were recorded at the acquisition date due to the uncertainty of their realization. If any benefit of these tax credits and carryforwards is realized in the future, the non-current assets recorded upon the Acquisition will be reduced at that time by a corresponding amount, before any benefit is recognized in the statement of operations.

c) To give effect to the allocation of the purchase price, including the non-recurring charge for in-process research and development and the related tax benefit that are reflected as a reduction of stockholders' equity. Other assets recorded in the Acquisition include completed technologies, work force and tradename.

d) To reduce cash, accounts receivable, inventories, prepaid expenses, other current assets, fixed assets, and accrued compensation and benefits not acquired by Avid; and to record additional accounts payable and accrued expenses acquired by Avid.

e)   To eliminate divisional equity of Softimage.

f) To reclassify certain expenses within cost of revenues, research and development, selling and marketing, and general and administrative expenses to conform to Avid's historical presentation.

g) To reflect the amortization (on a straight-line basis) of completed technologies, work force and tradename recorded in connection with the Acquisition, over expected useful lives of two and three years.

h) To reverse the foreign tax provisions of Softimage, which were calculated on a separate-return basis; to record the pro forma benefit at 31% of Softimage losses as combined with Avid; and to record the tax effect at 31% of other pro forma adjustments.

i) The calculation of pro forma weighted-average number of shares outstanding includes the weighted-average number of common shares outstanding of Avid for the respective periods, adjusted to give effect to the issuance of 2,435,519 shares of Avid's common stock in connection with the Acquisition. For the six months ended June 30, 1998, the calculation includes the effect of common stock equivalent shares from the assumed exercise of the stock options issued to Softimage employees. For the year ended December 31, 1997, the calculation eliminates common stock equivalent shares previously included in Avid's weighted-average shares outstanding amount, as their inclusion would be antidilutive. The calculations do not include the effect of common stock equivalent shares from the assumed exercise of the warrant issued to Microsoft, as their inclusion would be antidilutive for the year ended December 31, 1997 and for the six months ended June 30, 1998.

j) The non-recurring charge of $193.7 million incurred in connection with the purchase of in-process research and development and the related tax benefit of $44.4 million are not included in the presentation of the pro forma combined statements of operations due to their non-recurring nature.

                                INDEX TO EXHIBITS


EXHIBIT
NO.         DESCRIPTION

2.1 Stock and Asset Purchase Agreement dated June 15, 1998 among Avid, Microsoft and Softimage, which is incorporated herein by reference to Exhibit 2.1 to the registrant's Quarterly Report on Form 10-Q under the Securities Exchange Act of 1934, for the fiscal quarter ended June 30, 1998, as filed with the Commission on August 12, 1998 (Commission File No. 0-21174). Exhibits not filed herewith will be provided to the Securities and Exchange Commission upon request by the Commission.

23.1        Consent of PricewaterhouseCoopers LLP

                                                                   Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the registration statements of Avid Technology, Inc. on Form S-3 (File Nos. 33-93472, 33-96456 and 333-03128) and Form S-8 (File Nos. 33-64124, 33-64126, 33-64128, 33-64130,
33-82478,  33-88318,  33-98692,  333-08821,   333-08823,  333-08825,  333-30367,
333-42569,  333-42571,  333-56631,  333-60181,  333-60183 and  333-60191) of our
report dated October 9, 1998, on our audits of the combined financial statements of Softimage Inc. as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30,1998, which report is included in this current report on Form 8-K/A.





                                          /s/ PricewaterhouseCoopers LLP



Boston, Massachusetts
October 19, 1998